                                                                    Exhibit K(3)

  ______________________________________________________________________________
  ______________________________________________________________________________



                              SNYDER STRYPES TRUST



                           FORWARD PURCHASE CONTRACT
                           -------------------------



                           Dated:  September __, 1997


  _____________________________________________________________________________
  ______________________________________________________________________________

                               TABLE OF CONTENTS

I.   DEFINITIONS.....................................................   2
     1.1. Definitions................................................   2
          "Acceleration Amount"......................................   2
          "Acceleration Amount Notice"...............................   2
          "Acceleration Date"........................................   2
          "Acceleration Value".......................................   2
          "Administrator"............................................   3
          "Affiliate"................................................   3
          "Agreement"................................................   3
          "Aggregate Acceleration Value".............................   3
          "Bankruptcy Code"..........................................   3
          "Business Day".............................................   3
          "Cash Payment Amount"......................................   3
          "Closing"..................................................   3
          "Closing Date".............................................   3
          "Closing Price"............................................   3
          "Collateral"...............................................   3
          "Collateral Agent".........................................   3
          "Contract Commitment"......................................   3
          "Contract Consideration"...................................   4
          "control"..................................................   4
          "Date of Delivery".........................................   4
          "Debt".....................................................   4
          "Early Settlement Date"....................................   4
          "Event of Default".........................................   4
          "Exchange Amount"..........................................   4
          "Exchange Rate Formula"....................................   4
          "Exchange Date"............................................   5
          "Exchange Price............................................   5
          "Extraordinary Cash Dividend"..............................   5
          "Firm Consideration Amount"................................   5
          "Firm Contract Commitment".................................   5
          "Firm Payment Date"........................................   5
          "Independent Dealers"......................................   5
          "Initial Price"............................................   5
          "Initial STRYPES"..........................................   5
          "Liquidation Value"........................................   5
          "Maximum Contract Consideration"...........................   6
          "NYSE".....................................................   6
          "Option Consideration Amount"..............................   6
          "Option Contract Commitment"...............................   6

          "Option STRYPES".................................................   6
          "Permitted Activities"...........................................   6
          "Person".........................................................   6
          "Purchase Agreement".............................................   6
          "Purchaser"......................................................   6
          "Purchaser Repayment Event"......................................   6
          "Reorganization Event"...........................................   6
          "Securities Act".................................................   6
          "Security and Pledge Agreement"..................................   7
          "Seller" and "Sellers"...........................................   7
          "Seller Repayment Event".........................................   7
          "Settlement Date"................................................   7
          "Share Components"...............................................   7
          "Snyder Communications"..........................................   7
          "Snyder Common Stock"............................................   7
          "Snyder Communications Successor"................................   7
          "STRYPES"........................................................   7
          "Tax Event"......................................................   7
          "Tax Event Acceleration Amount"..................................   7
          "Tax Event Acceleration Date"....................................   7
          "Tax Event Acceleration Notice"..................................   8
          "Tax Event Date".................................................   8
          "Threshold Appreciation Price"...................................   8
          "Total Firm Contract Commitment".................................   8
          "Total Option Contract Commitment"...............................   8
          "Trading Day"....................................................   8
          "Transaction Value"..............................................   8
          "Trust Agreement"................................................   8
          "Underwriters"...................................................   8

II.  CONTRACT CONSIDERATION OR CASH SETTLEMENT.............................   8
     2.1. Sale and Purchase................................................   8
     2.2. Consideration....................................................   9
     2.3. Delivery of Contract Consideration...............................  10
     2.4. No Fractional Shares.............................................  11
     2.5. Cash Settlement Option...........................................  11
     2.6. Conditions to Purchaser's Obligations............................  11

III. EXCHANGE RATE FORMULA ADJUSTMENTS.....................................  12
     3.1. (a)  Adjustment for Subdivisions, Splits, Combinations or
               Reclassifications...........................................  12
          (b)  Adjustment for Issuance of Certain Rights or Warrants.......  13
          (c)  Adjustment for Distributions................................  14
          (d)  Issuance in Payment of Dividend.............................  14
          (e)  General; Exchange Price Adjustment..........................  14

IV.  REPRESENTATIONS AND WARRANTIES OF THE SELLERS............. 15

V.   REPRESENTATIONS AND WARRANTIES OF PURCHASER............... 17

VI.  COVENANTS................................................. 18
     6.1.  Collateral.......................................... 18
     6.5.  Taxes............................................... 21
     6.6.  Tax Treatment....................................... 21
     6.7.  Certain Notices..................................... 22
     6.8.  Limitations on Trading During Certain Days.......... 23
     6.9.  Further Assurances.................................. 23

VII. ACCELERATION OF DELIVERY.................................. 23
     7.1.  Liquidation of Agreement Upon Event
           of Default.......................................... 23
     7.2.  Snyder Communications Reorganization
           Event; Delivery..................................... 24
     7.3.  Acceleration Upon Tax Event......................... 25

VIII.MISCELLANEOUS............................................. 26
     8.1   Adjustments to Exchange Rate Formula; Selection of
           Independent Firm.................................... 26
     8.2.  Notices............................................. 26
     8.3.  Governing Law; Consent to Jurisdiction.............. 27
     8.4.  WAIVER OF JURY TRIAL................................ 27
     8.5.  Headings; Entire Agreement.......................... 28
     8.6.  Amendments; Waivers................................. 28
     8.7.  Termination......................................... 28
     8.8.  Successors, Assigns................................. 28
     8.9.  No Third Party Rights............................... 28
     8.10. Application of Bankruptcy Code...................... 28
     8.11. Counterparts........................................ 28

                           FORWARD PURCHASE CONTRACT

     This Forward Purchase Contract is made as of this ____ day of September __, 1997 among Snyder STRYPES Trust, a business trust created pursuant to the Business Trust Act of the State of Delaware (Chapter 38, Title 12, of the Delaware Code, 12 Del. C. (Sections 3801 et seq.)) (such trust and the trustees thereof acting in their capacity as such being referred to herein as the "Purchaser"), The Bank of New York, a New York banking corporation, as agent and custodian for and on behalf of the Purchaser (the "Collateral Agent") and as Administrator (as defined herein), and D.M.S. Endowment, LLC, a Delaware limited liability company, Sutton Partners, LLC, a Delaware limited liability company, A.O. Roberts, LLC, a Delaware limited liability company, and USN College Marketing, L.P., a Delaware limited partnership (each, a "Seller" and, collectively, the "Sellers").

     WHEREAS, the Purchaser has filed with the Securities and Exchange Commission a registration statement on Form N-2 (File Nos. 333-33707 and 811-08337) and [Pre-Effective Amendments No. 1, No. 2 and No. 3] thereto contemplating the offering of up to 4,600,000 of its Structured Yield Product Exchangeable for Stock/(SM)/ (the "STRYPES"), the terms of which contemplate that, on , 2000 (the "Exchange Date"), each such STRYPES will be mandatorily exchanged for a specified number of shares of the Common Stock, par value $.001 per share (the "Snyder Common Stock"), of Snyder Communications, Inc., a Delaware corporation ("Snyder Communications"), or, in certain circumstances, cash, or a combination of cash and Snyder Common Stock, with an equal value.

     WHEREAS, the Purchaser has agreed, pursuant to a purchase agreement dated the date hereof (the "Purchase Agreement") among the Purchaser, the Sellers and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Montgomery Securities, Bear, Stearns & Co. Inc. and each of the other Underwriters named in Schedule A thereto (collectively, the "Underwriters", which term shall also include any underwriter substituted as provided in Section 10 of the Purchase Agreement), for which Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Montgomery Securities and Bear, Stearns & Co. Inc. are acting as representatives, to issue and sell to the Underwriters, acting severally and not jointly, an aggregate of 4,000,000 STRYPES (the "Initial STRYPES") and, at the Underwriters' option, all or any part of 600,000 additional STRYPES (the "Option STRYPES") to cover over-allotments, if any.

     WHEREAS, the STRYPES are to be issued pursuant to an Amended and Restated Trust Agreement, dated as of September 15, 1997 (the "Trust Agreement"), among the trustees of the Purchaser and ML IBK Positions, Inc., as Sponsor.

___________________________

/(SM)/ Service mark of Merrill Lynch & Co., Inc.

     WHEREAS, in exchange for certain consideration to be paid by the Purchaser hereunder, the Purchaser and the Sellers desire to provide for the future acquisition, sale and delivery of that number of shares of Snyder Common Stock (or, in the event there shall occur a Reorganization Event (as defined herein), cash and/or Marketable Securities (as defined herein) in lieu thereof) required by the Purchaser in order to exchange all of the STRYPES on the Exchange Date, at the price established under this Agreement.

     WHEREAS, the Sellers collectively own at least 4,600,000 shares of Snyder Common Stock.

     WHEREAS, pursuant to a Security and Pledge Agreement to be dated as of September __, 1997 (the "Security and Pledge Agreement"), among the Purchaser, the Sellers, and the Collateral Agent, an aggregate of 4,000,000 shares of Snyder Common Stock initially will be delivered to the Collateral Agent in order to secure the Sellers' delivery and other obligations hereunder.

     WHEREAS, the Sellers and the Purchaser desire that ownership of the Contract Consideration (as defined herein) (including, without limitation, voting rights and rights to receive any dividends, interest, distributions and other payments in respect thereof) remain in the Sellers unless and until such Contract Consideration is delivered to the Purchaser pursuant to the provisions of this Agreement and the Security and Pledge Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:


                                      I.

                                  Definitions
                                  -----------

     1.1. Definitions.  For all purposes of this Agreement, except as otherwise
          -----------
expressly provided or unless the context otherwise requires, the following terms, when used herein, shall have the following meanings:

          "Acceleration Amount" has the meaning specified in Section 7.1 hereof.

          "Acceleration Amount Notice" has the meaning specified in Section 7.1 hereof.

          "Acceleration Date" means the date on which an Event of Default shall have occurred with respect to any Seller.

          "Acceleration Value" has the meaning specified in Section 7.1 hereof.

          "Administrator" means The Bank of New York, the Administrator for the Purchaser under the Administration Agreement to be dated as of September __, 1997, or any successor thereto.

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a partner in, or a director or officer of, such Person.

          "Agreement" means this Forward Purchase Contract and any schedules and exhibits hereto.

          "Aggregate Acceleration Value" has the meaning specified in Section
     7.1 hereof.

          "Bankruptcy Code" means title 11 of the United States Code.

          "Business Day" means any day that is not a Saturday, a Sunday or a day on which the NYSE, The NASDAQ National Market, or banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.

          "Cash Payment Amount" has the meaning specified in Section 2.5 hereof.

          "Closing" has the meaning specified in Section 2.3 hereof.

          "Closing Date" means the date of the Closing.

          "Closing Price" means, with respect to any security on any date of determination, the closing sale price (or, if no closing price is reported, the last reported sale price) of such security on the NYSE on such date or, if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed, or, if such security is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System, or, if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of the shares of such security on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Administrator.

          "Collateral" has the meaning ascribed thereto in the Security and Pledge Agreement.

          "Collateral Agent" means the financial institution identified as such in the introductory paragraph of this Agreement, or any successor thereto.

          "Contract Commitment" has the meaning specified in Section 2.1(a) hereof.

          "Contract Consideration" means, with respect to any Seller, (i) in the case of a Closing under Section 2.1 hereof, the aggregate number of shares of Snyder Common Stock deliverable by such Seller on the Settlement Date as provided in Section 2.1, assuming that such Seller has not elected to exercise the option contained in Section 2.5 to deliver cash in lieu of such Snyder Common Stock; (ii) in the case of a Closing under Section 7.1 hereof, the aggregate number of shares of Snyder Common Stock deliverable by such Seller on the Acceleration Date as provided in Section 7.1 hereof;
     (iii) in the case of a Closing under Section 7.2 hereof, the amount of cash and/or the aggregate number of units of any Marketable Security deliverable by such Seller on the Early Settlement Date as provided in Section 7.2 hereof; and (iv) in the case of a Closing under Section 7.3 hereof, the amount of cash and the aggregate number of shares of Snyder Common Stock deliverable by such Seller on the Tax Event Acceleration Date as provided in Section 7.3 hereof, assuming that such Seller has not elected to exercise the option contained in Section 2.5 to deliver cash in lieu of such Snyder Common Stock.

          "control" (including the terms "controlled by" or "under common control with") means, as to any Person, the possession, direct or indirect, of the power to vote ten percent or more of the securities having ordinary voting power for the election of directors of such Person or to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

          "Date of Delivery" has the meaning specified in Section 2.1(b) hereof.

          "Debt" means, without duplication, (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

          "Early Settlement Date" has the meaning specified in Section 7.2 hereof.

          "Event of Default" means an Event of Default as defined in the Security and Pledge Agreement.

          "Exchange Amount" means the number of shares of Snyder Common Stock determined as of 10:00 A.M. (New York City time) on the second Business Day preceding the Exchange Date in accordance with the Exchange Rate Formula.

          "Exchange Rate Formula" means the following formula, subject to adjustment as a result of certain dilution events relating to the Snyder Common Stock as provided for in Article III: (a) if the Exchange Price is greater than or equal to the Threshold

     Appreciation Price,        shares of Snyder Common Stock, (b) if the
     Exchange Price is less than the Threshold Appreciation Price but is greater than the Initial Price, a fractional share of Snyder Common Stock so that the value thereof (determined based on the Exchange Price) equals the Initial Price and (c) if the Exchange Price is less than or equal to the Initial Price, one share of Snyder Common Stock.

          "Exchange Date" has the meaning specified in the first recital in this Agreement.

          "Exchange Price" means, subject to adjustment as provided for in
     Section 3.1(e), the average Closing Price per share of Snyder Common Stock on the 20 Trading Days immediately prior to, but not including, the second Trading Day preceding the Exchange Date.

          "Extraordinary Cash Dividend" means, with respect to any consecutive 12-month period, the amount, if any, by which the aggregate amount of all cash dividends on the Snyder Common Stock occurring in such 12-month period (excluding any such dividends occurring in such period for which a prior adjustment to the Exchange Rate Formula was previously made under Section 3.1) exceeds on a per share basis 10% of the average of the Closing Prices per share of the Snyder Common Stock over such 12-month period; provided that, for purposes of the foregoing definition, the amount of cash dividends paid on a per share basis shall be appropriately adjusted to reflect the occurrence during such period of any event described in Section
     3.1 (a), (b) or (c).

          "Firm Consideration Amount" has the meaning specified in Section 2.2(a) hereof.

          "Firm Contract Commitment" has the meaning specified in Section 2.1(a) hereof.

          "Firm Payment Date" has the meaning specified in Section 2.2(a) hereof.

          "Independent Dealers" has the meaning specified in Section 7.1 hereof.

          "Initial Price" means $__________.

          "Initial STRYPES" has the meaning specified in the second recital in this Agreement.

          "Liquidation Value" means the aggregate proceeds received by the Purchaser from the sale of zero-coupon U.S. Government securities pursuant to Section 2.8(a) of the Trust Agreement upon receipt of notice from the Sellers that they are exercising their option contained in Section 7.3 hereof to accelerate the settlement of their obligations hereunder.

          "Marketable Securities" means any securities listed on a U.S. national securities exchange or reported by The NASDAQ National Market.

          "Maximum Contract Consideration" has the meaning specified in Section
     6.1 hereof.

          "NYSE" means the New York Stock Exchange, Inc.

          "Option Consideration Amount" has the meaning specified in Section 2.2(b) hereof.

          "Option Contract Commitment, the distribution of" has the meaning specified in Section 2.1(b) hereof.

          "Option STRYPES" has the meaning specified in the second recital in this Agreement.

          "Permitted Activities" means, with respect to any Seller, activities of such Seller directly related to: (i) the ownership of the Collateral pledged by such Seller, (ii) the receipt of the Firm Consideration Amount and the Option Consideration Amount; (iii) the receipt pursuant to Section 5 of the Security and Pledge Agreement of dividends, interest, distributions and other payments in respect of the Collateral pledged by such Seller; (iv) the investment and reinvestment of amounts received pursuant to (ii) and (iii) above or amounts received from any such investment or reinvestment (which may include loans to Affiliates); (v) the distribution of a dividend or other distribution of amounts received pursuant to (ii), (iii) and (iv), or the distribution of any of its properties other than the Collateral; and (vi) the payment of such Seller's expenses related to the foregoing and the conduct of its business in accordance with the provisions of its limited liability company agreement or limited partnership agreement, as the case may be. The term "Permitted Activities" also means, with respect to USN College Marketing, L.P., a limited partnership ("USN"), (A) the distribution or payment, to any partner of USN, of dividends, capital returns or other distributions, in cash or in kind, of any assets or property of USN, including but not limited to shares of stock of Snyder Communications and any dividends or other property held by USN on account thereof or deriving therefrom (including without limitation from the ownership, sale, transfer, assignment, devise, bequeath, giving, pledging, encumbering, hypothecation or other disposal of any or all of USN's right, title or interest in any share or shares of stock of Snyder Communications), in all such cases which are not related to the Collateral or the STRYPES, and (B) the ownership, sale, transfer, assignment, devise, bequeath, giving, pledging, encumbering, hypothecation or other disposal of any or all of USN's rights, title or interest in any share or shares of stock of Snyder Communications not related to the Collateral or the STRYPES.

          "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency or instrumentality thereof.

          "Purchase Agreement" has the meaning specified in the second recital in this Agreement.

          "Purchaser" has the meaning specified in the introductory paragraph of this Agreement.

          "Purchaser Repayment Event" means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any Person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Purchaser.

          "Reorganization Event" has the meaning specified in Section 7.2 hereof.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Security and Pledge Agreement" has the meaning specified in the sixth recital in this Agreement.

          "Seller" and "Sellers" have the meanings specified in the introductory paragraph of this Agreement.

          "Seller Repayment Event" means, with respect to any Seller, any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any Person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by such Seller or any Affiliate of such Seller.

          "Settlement Date" has the meaning specified in Section 2.3 hereof.

          "Share Components" means the numbers of shares of Snyder Common Stock specified in clauses (a) and (c) of the Exchange Rate Formula.

          "Snyder Communications" has the meaning specified in the first recital in this Agreement.

          "Snyder Common Stock" has the meaning specified in the first recital in this Agreement; provided that, in the event of a reclassification referred to in clause (iv) of Section 3.1(a), the term "Snyder Common Stock" shall mean the other common stock of Snyder Communications issued pursuant thereto.

          "Snyder Communications Successor" means any surviving entity or subsequent surviving entity of Snyder Communications.

          "STRYPES" has the meaning specified in the first recital in this Agreement.

          "Tax Event" means that the Sellers jointly shall have delivered to the Purchaser an opinion from a nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change in the laws (or any regulations thereunder) of the United States or any taxing authority thereof or therein or (b) any amendment to, clarification of, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority, enacted or promulgated, or which interpretation is issued or which action is taken, on or after _________, 1997, there is more than an insubstantial risk that, by reason of the Sellers having entered into this Agreement, the Sellers would be required to recognize gain for United States Federal income tax purposes with respect to shares of Snyder Common Stock deliverable hereunder on a date earlier than the Settlement Date.

          "Tax Event Acceleration Amount" has the meaning specified in Section
     7.3 hereof.

          "Tax Event Acceleration Date" has the meaning specified in Section 7.3 hereof.

          "Tax Event Acceleration Notice" has the meaning specified in Section
     7.3 hereof.

          "Tax Event Date" has the meaning specified in Section 7.3 hereof.

          "Threshold Appreciation Price" means $__________.

          "Total Firm Contract Commitment" means the sum of the Firm Contract Commitments of the Sellers.

          "Total Option Contract Commitment" has the meaning specified in
     Section 2.1(b) hereof.

          "Trading Day" means, with respect to any security the Closing Price of which is being determined, a day on which such security (i) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (ii) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security.

          "Transaction Value" means, with respect to any Reorganization Event, the sum of (x) for any cash received in such Reorganization Event, the amount of cash received per share of Snyder Common Stock, (y) for any property other than cash or securities received in such Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of such property received per share of Snyder Common Stock as determined by a nationally recognized independent investment banking firm retained for this purpose by the Administrator and (z) for any securities received in such Reorganization Event, an amount equal to the average Closing Price per unit of such securities on the 20 Trading Days immediately prior to, but not including, the second Trading Day preceding the Early Settlement Date, multiplied by the number of such securities received for each share of Snyder Common Stock.

          "Trust Agreement" has the meaning specified in the third recital in this Agreement.

          "Underwriters" has the meaning specified in the second recital in this Agreement.


                                      II.

                   Contract Consideration or Cash Settlement
                   -----------------------------------------

     2.1. Sale and Purchase.  (a)  On the basis of the representations and
          -----------------
warranties herein contained and subject to the terms and conditions herein set forth, each Seller, severally and not jointly, agrees to sell, assign, transfer, convey and deliver to the Purchaser on the Settlement Date, and the Purchaser agrees to acquire from each Seller, severally and not jointly, on the Settlement Date, the aggregate number of shares of Snyder Common Stock equal to the product of the Exchange Amount and such Seller's Contract Commitment. The term "Contract Commitment" initially means, with respect to any Seller, such Seller's Firm Contract Commitment and shall be increased by each Option Contract Commitment of such Seller as provided in Section 2.1(b) below. The term "Firm Contract Commitment" means, with respect to each Seller, the number set forth opposite such Seller's name below:

                                                      Firm Contract
                    Name of Seller                      Commitment
                    --------------                    -------------
D.M.S. Endowment, LLC.............................
Sutton Partners, LLC..............................
A.O. Roberts, LLC.................................
USN College Marketing, L.P........................
                                                      -------------
     Total Firm Contract Commitment...............      4,000,000
                                                      =============

     (b) In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Sellers, severally and not jointly, hereby grant an option to the Purchaser to increase the respective Contract Commitments of the Sellers by up to 600,000 in the aggregate (the "Total Option Contract Commitment"). The option granted hereby will expire 30 days after the date hereof and may be exercised in whole or in part from time to time for the sole purpose of obtaining the aggregate number of shares of Snyder Common Stock that would be required to be delivered by the Purchaser upon exchange of any Option STRYPES issued by the Purchaser upon exercise by the Underwriters of the option described in Section 2(b) of the Purchase Agreement. The Purchaser may exercise the option granted hereby by delivering to the Sellers, upon receipt by the Purchaser of notice that the Underwriters are exercising their option to purchase Option STRYPES, prompt notice of such exercise by the Underwriters, stating the number of Option STRYPES as to which the Underwriters are then exercising the option and the time and date of payment and delivery for such Option STRYPES (any such time and date of delivery, a "Date of Delivery"). Upon delivery of any such notice as aforesaid, each Seller's Contract Commitment shall be increased automatically by a number equal to that portion of the total number of Option STRYPES then being purchased by the Underwriters which such Seller's Firm Contract Commitment bears to the Total Firm Contract Commitment, such number by which such Seller's Contract Commitment shall so increase being referred to an "Option Contract Commitment" of such Seller.

     2.2. Consideration.  (a)  The consideration to be paid by the Purchaser for
          -------------
each Seller's obligation hereunder to deliver (or cause to be delivered) the Contract Consideration in respect of such Seller's Firm Contract Commitment shall be an amount in cash (the "Firm Consideration Amount") equal to the product of $___________ and such Seller's Firm Contract Commitment. Upon the terms and subject to the conditions of this Agreement, the Purchaser shall deliver to each Seller such Seller's Firm Consideration Amount at the offices of Brown &

Wood llp, One World Trade Center, New York, New York 10048, or at such other place as shall be agreed upon by the Purchaser and the Sellers, at 9:00 A.M. (New York City time) on the third (fourth, if the pricing of the STRYPES offering occurs after 4:30 P.M. (New York City time) on any given day) Business Day after the date hereof, or such other time not later than ten Business Days after such date as shall be agreed upon by the Purchaser and the Sellers (such time and date of payment being herein called the "Firm Payment Date").

     (b) The consideration to be paid by the Purchaser in exchange for each Seller's obligation hereunder to deliver (or cause to be delivered) the Contract Consideration in respect of any Option Contract Commitment of such Seller shall be an amount in cash (the "Option Consideration Amount") equal to the product of such Option Contract Commitment and the Option Unit Consideration set forth in an Option Unit Pricing Agreement substantially in the form of Exhibit A hereto. The Option Unit Pricing Agreement may take the form of an exchange of any standard form of written telecommunication among the Purchaser and the Sellers. From and after the date of execution and delivery of any Option Unit Pricing Agreement, this Agreement shall be deemed to incorporate such Option Unit Pricing Agreement. Upon the terms and subject to the conditions of this Agreement, the Purchaser shall deliver to each Seller such Seller's Option Consideration Amount on the related Date of Delivery at the offices of Brown & Wood llp, One World Trade Center, New York, New York 10048, or at such other place as shall be agreed upon by the Purchaser and the Sellers.

     (c) Payment of the Firm Consideration Amount and the Option Consideration Amount to each Seller shall be made by Fedwire transfer of immediately available funds to an account designated by such Seller, or such other form of payment specified by such Seller, against delivery by such Seller to the Collateral Agent of the number of shares of Snyder Common Stock necessary to comply with such Seller's obligations under Section 6.1 hereof.

     2.3. Delivery of Contract Consideration.  Consummation of the acquisition,
          ----------------------------------
sale and delivery of the Contract Consideration to be sold, assigned, transferred, conveyed and delivered by each Seller, severally and not jointly, and acquired by the Purchaser, pursuant to this Agreement (the "Closing") shall take place (i) in the case of an acquisition, sale and delivery pursuant to
Section 2.1 hereof, on the Business Day immediately preceding the Exchange Date (the "Settlement Date"), (ii) in the case of an acquisition, sale and delivery pursuant to Section 7.1 hereof, upon delivery of the Snyder Common Stock to the Purchaser pursuant to Section 6(a) of the Security and Pledge Agreement, (iii) in the case of an acquisition, sale and delivery pursuant to Section 7.2 hereof, on the Early Settlement Date and (iv) in the case of an acquisition, sale and delivery pursuant to Section 7.3 hereof, on the Tax Event Acceleration Date. Delivery of the Contract Consideration shall be made at the offices of the Administrator at 101 Barclay Street, New York, New York 10286, or at such other place as shall be agreed upon by the Purchaser and the Sellers. Certificates representing the shares of Snyder Common Stock (or units of any Marketable Security deliverable pursuant to Section 7.2 hereof) in registered form that are part of the Contract Consideration shall be registered in the Purchaser's name or in the name of a depositary or a nominee of a depositary as requested by the Purchaser, unless such shares of Snyder Common Stock (or units of any Marketable Security) are represented by one or more global certificates registered in the name of a depositary or a nominee of a depositary or are book entry securities, in which event the Purchaser's interest in such securities shall be noted in a manner reasonably satisfactory to the Purchaser and its counsel. Marketable Securities that are part of the Contract Consideration delivered to the Purchaser shall be transferable by the Purchaser, following receipt from the relevant Seller, without any restrictions not generally applicable to all holders of such Marketable Securities (other than restrictions created by the Purchaser or the Collateral Agent).

     2.4. No Fractional Shares or Units.  (a) No fractional shares or scrip
          -----------------------------
representing fractional shares of Snyder Common Stock shall be delivered on the Settlement Date. Instead of any fractional share of Snyder Common Stock which would otherwise be deliverable by any Seller on the Settlement Date, such Seller shall make a cash payment in respect of such fractional share in an amount equal to the value of such fractional share based upon the Exchange Price.

     (b) No fractional units or scrip representing fractional units of any Marketable Security shall be delivered on the Early Settlement Date. Instead of any fractional unit of any Marketable Security which would otherwise be deliverable by any Seller on the Early Settlement Date, such Seller shall make a cash payment in respect of such fractional unit in an amount equal to the value of such fractional unit based upon the average Closing Price per unit of such Marketable Security on the 20 Trading Days immediately prior to, but not including, the second Trading Day preceding the Early Settlement Date.

     2.5. Cash Settlement Option.  Notwithstanding the provisions of Sections
          ----------------------
2.1, 2.2, 2.3, 2.4 and 7.3 hereof, but subject to the provisions of Section 7.1 hereof, each Seller shall have the option, exercisable in its sole discretion by notice given to the Purchaser as provided below, to settle the obligations of such Seller contained in Sections 2.1 and 7.3 hereof to deliver shares of Snyder Common Stock, in whole or in part, through a cash payment on the Settlement Date or the Tax Event Acceleration Date, as the case may be, in lieu of delivery of such shares of Snyder Common Stock. The amount of such cash settlement payment (the "Cash Payment Amount") to be made by the relevant Seller shall be determined as of 10:00 A.M. (New York City time) on the Settlement Date or the Tax Event Acceleration Date, as the case may be, and shall equal the average Closing Price per share of Snyder Common Stock on the 20 Trading Days immediately prior to, but not including, the second Trading Day preceding the Exchange Date or the Tax Event Acceleration Date, as the case may be, multiplied by the number of shares of Snyder Common Stock in respect of which an election to exercise the cash settlement option is made. The Cash Payment Amount shall be calculated to the nearest 1/100th of a dollar or, if there is not a nearest 1/100th of a dollar, then to the next higher 1/100th of a dollar. Notice of a Seller's irrevocable election to exercise its cash settlement option shall be given to the Purchaser, in the case of an election in respect of shares of Snyder Common Stock otherwise deliverable pursuant to Section 2.1 on the Settlement Date, not more than 45 nor less than 26 Business Days prior to the Settlement Date and, in the case of an election in respect of shares of Snyder Common Stock otherwise deliverable pursuant to Section 7.3 on the Tax Event Acceleration Date, not more than 30 nor less than 15 calendar days prior to the Tax Event Acceleration Date.

     2.6. Conditions to Purchaser's Obligations.  (a) The Purchaser's obligation
          -------------------------------------
to deliver the Firm Consideration Amounts on the Firm Payment Date is conditioned upon (x) the representations and warranties of the Sellers contained in paragraphs (i),
(iii)(b), (iv), (v) and (vi) of Article IV hereof being true and correct as of the Firm Payment Date, (y) the Security and Pledge Agreement having been executed by the parties thereto and the delivery of the Collateral thereunder having been made and (z) the Purchaser having received legal opinions of Shaw, Pittman, Potts & Trowbridge, counsel for the Sellers, in form and substance satisfactory to the Purchaser, each dated the Firm Payment Date, as to certain bankruptcy matters in respect of each Seller.

     (b) The Purchaser's obligation to deliver any Option Consideration Amounts on any Date of Delivery is conditioned upon (x) the purchase and sale of the related Option STRYPES pursuant to the Purchase Agreement having been consummated as contemplated therein, (y) the representations and warranties of the Sellers contained in paragraphs (i), (iii)(b), (iv), (v) and (vi) of Article IV hereof being true and correct as of such Date of Delivery and (z) the Security and Pledge Agreement having been executed by the parties thereto and the delivery of the Collateral thereunder having been made.

     (c) If any condition specified in this Section 2.6 shall not have been fulfilled when and as required to be fulfilled, this Agreement, or in the case of any condition to the delivery of any Option Consideration Amounts on a Date of Delivery which is after the Firm Payment Date, the obligation of the Purchaser to deliver such Option Consideration Amounts on such Date of Delivery (and obligations of the Purchaser and the Sellers with respect to the future acquisition, sale and delivery of the aggregate number of shares of Snyder Common Stock in respect of the related Option Contract Commitments), may be terminated by the Purchaser by notice to the Sellers at any time at or prior to the Firm Payment Date or such Date of Delivery, as the case may be, and such termination shall be without liability of any party to any other party, except that Sections 8.3 and 8.4 shall survive any such termination and remain in full force and effect.


                                     III.


                       Exchange Rate Formula Adjustments
                       ---------------------------------

     3.1. (a)  Adjustment for Subdivisions, Splits, Combinations or
               ----------------------------------------------------
Reclassifications.  If Snyder Communications shall, after the date hereof:
-----------------

               (i) pay a stock dividend or make a distribution with respect to Snyder Common Stock in shares of such stock;

               (ii) subdivide or split the outstanding shares of Snyder Common Stock into a greater number of shares;

               (iii) combine the outstanding shares of Snyder Common Stock into a smaller number of shares; or

               (iv) issue by reclassification of shares of Snyder Common Stock any shares of common stock of Snyder Communications;

then, in any such event, the Exchange Rate Formula shall be adjusted so that the Purchaser will receive on the Closing Date, the number of shares of Snyder Common Stock (or, in the case of a reclassification referred to in clause (iv) above, the number of shares of other common stock of Snyder Communications issued pursuant thereto) which the Purchaser would have owned or been entitled to receive immediately following any event described above had the Sellers' obligations hereunder been satisfied immediately prior to such event or any record date with respect thereto. Each such adjustment shall become effective at the opening of business on the Business Day next following the record date for determination of holders of Snyder Common Stock entitled to receive such dividend or distribution in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, split, combination or reclassification. Each such adjustment shall be made successively.

     (b)  Adjustment for Issuance of Certain Rights or Warrants.  If Snyder
          -----------------------------------------------------
Communications shall, after the date hereof, issue rights or warrants to all holders of Snyder Common Stock entitling them to subscribe for or purchase shares of Snyder Common Stock (other than rights to purchase Snyder Common Stock pursuant to a plan for the reinvestment of dividends or interest), at a price per share less than the then current market price of the Snyder Common Stock, then in each case the Exchange Rate Formula shall be adjusted by multiplying each of the Share Components in the Exchange Rate Formula in effect immediately prior to the date of issuance of such rights or warrants by a fraction, the numerator of which shall be the number of shares of Snyder Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Snyder Common Stock offered for subscription or purchase pursuant to such rights or warrants, and the denominator of which shall be the number of shares of Snyder Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Snyder Common Stock which the aggregate offering price of the total number of shares of Snyder Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at such current market price, which shall be determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such current market price. Such adjustment shall become effective at the opening of business on the Business Day next following the record date for the determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Snyder Common Stock are not delivered after the expiration of such rights or warrants, or if such rights or warrants are not issued, the Exchange Rate Formula shall be readjusted to the Exchange Rate Formula which would then be in effect had such adjustments for the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Snyder Common Stock actually delivered. Each such adjustment shall be made successively. For purposes of this subparagraph (b), the term "current market price" shall mean the average Closing Price per share of Snyder Common Stock on the 20 Trading Days immediately prior to the date such rights or warrants are issued; provided, however, if any event that would result in another adjustment of the Exchange Rate Formula pursuant to this Section 3.1 occurs during such 20-day period, the current market price as determined pursuant to the foregoing shall be appropriately adjusted to reflect the occurrence of such event.

     (c)  Adjustment for Distributions.   If Snyder Communications shall, after
          ----------------------------
the date hereof, pay a dividend or make a distribution to all holders of Snyder Common Stock of evidences of its indebtedness or other assets (excluding any stock dividends or distributions described in clause (i) of Section 3.1(a) above or any cash dividends that do not constitute Extraordinary Cash Dividends) or shall issue to all holders of Snyder Common Stock rights or warrants to subscribe for or purchase any of its securities (excluding any rights to purchase shares of Snyder Common Stock pursuant to a plan for the reinvestment of dividends or interest and any rights or warrants referred to in Section 3.1(b) above), then in each such case, the Exchange Rate Formula shall be adjusted by multiplying each of the Share Components in the Exchange Rate Formula in effect on the record date referred to below by a fraction, the numerator of which shall be the market price per share of Snyder Common Stock on the record date for the determination of stockholders entitled to receive such dividend or distribution or such rights or warrants, and the denominator of which shall be such market price per share of Snyder Common Stock less the fair market value (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Administrator, whose determination shall be conclusive) as of such record date of the portion of the assets or evidences of indebtedness to be distributed or of such subscription rights or warrants applicable to one share of Snyder Common Stock. Each such adjustment shall become effective on the opening of business on the Business Day next following the record date for the determination of stockholders entitled to receive such dividend or distribution or such rights or warrants. To the extent that such dividend or distribution is not so paid or made, the Exchange Rate Formula shall be readjusted to the Exchange Rate Formula which would then be in effect if such dividend or distribution had not occurred. Each such adjustment shall be made successively. For purposes of this subsection (c), the term "market price" shall mean the average Closing Price per share of Snyder Common Stock on the 20 Trading Days immediately prior to such record date for the determination of stockholders entitled to receive such dividend or distribution or such rights or warrants; provided, however, if any event that would result in another adjustment of the Exchange Rate Formula pursuant to this Section 3.1 occurs during such 20-day period, the market price as determined pursuant to the foregoing shall be appropriately adjusted to reflect the occurrence of such event.

     (d)  Issuance in Payment of Dividend.   Any shares of Snyder Common Stock
          -------------------------------
issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Snyder Common Stock under subsection (b) above.

     (e)  General; Exchange Price Adjustment.   All adjustments to the Exchange
          ----------------------------------
Rate Formula shall be calculated to the nearest 1/10,000th of a share of Snyder Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share). No adjustment in the Exchange Rate Formula shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of this subsection (e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. If an adjustment is made to the Exchange Rate Formula pursuant to subsection (a), (b) or (c) of this Section 3.1, an adjustment shall also be made to the Exchange Price solely to determine which of clauses (a), (b) or (c) of the Exchange Rate Formula will apply on the Exchange Date. The required adjustment to the Exchange Price shall be made by multiplying each of the Closing Prices used in determining the Exchange Price by a fraction, the numerator of which shall be the Share Component in clause (c) of the Exchange Rate Formula immediately after such adjustment pursuant to subsection (a), (b) or (c) and the denominator of which shall be the Share Component in clause (c) of the Exchange Rate Formula immediately before such adjustment. Each such adjustment shall be made successively. This subsection (e) shall be so used to adjust the definition of Exchange Price only as such term is used for the first time in each of clauses
(a), (b) and (c) of the Exchange Rate Formula.


                                      IV.

                 Representations and Warranties of the Sellers
                 ---------------------------------------------

     Each Seller severally represents and warrants to the Purchaser as of the date hereof, as of the Firm Payment Date, as of each Date of Delivery (if any) and as of the Closing Date as follows:

          (i) Such Seller has the full right, power and authority to enter into and perform its obligations under this Agreement and the Security and Pledge Agreement, including, without limitation, to pledge and assign the shares of Snyder Common Stock to be pledged and assigned by such Seller pursuant to the Security and Pledge Agreement, and to sell, transfer and deliver the Contract Consideration to be sold by such Seller pursuant to this Agreement.

          (ii) This Agreement and the Security and Pledge Agreement have been duly authorized, executed and delivered by such Seller and (assuming the due authorization, execution and delivery by the other parties thereto) constitute valid and binding agreements of such Seller, enforceable against such Seller in accordance with their respective terms, except as the enforcement hereof and thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement hereof and thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Neither the Firm Consideration Amount received by such Seller on the Firm Payment Date nor any Option Consideration Amount received by such Seller on any Date of Delivery will be used by such Seller for the purpose, whether immediate, incidental or ultimate, of buying or carrying a margin stock, as such terms are defined in Regulation G promulgated by the Board of Governors of the Federal Reserve System.

          (iii) (a) At the date hereof, such Seller is the registered owner of and has all rights in and to the shares of Snyder Common Stock to be delivered, pledged and assigned by such Seller pursuant to the Security and Pledge Agreement, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity and (b) to the extent such Seller elects to deliver the Contract Consideration at Closing, upon delivery of such Contract Consideration against payment therefor pursuant to this Agreement, assuming the Purchaser purchased for value in good faith and without notice of any adverse claim, the Purchaser will have acquired all rights in and to such Contract Consideration, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity (except for any security interest, mortgage, pledge, lien, encumbrance, claim or equity created by the Purchaser or the Collateral Agent). The sale, transfer and delivery of the Contract Consideration by such Seller as contemplated by this Agreement is not, and at the time of delivery of such Contract Consideration will not be, subject to any right of first refusal or similar rights of any person pursuant to any contract to which such Seller or any Affiliate of such Seller is a party or by which it or any of them is bound.

          (iv) No declaration or filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the execution, delivery or performance by such Seller of this Agreement or the Security and Pledge Agreement or the consummation by such Seller of the transactions contemplated herein and therein, except such as have been already obtained or as may be required under the Securities Act or the rules and regulations promulgated thereunder or state securities laws.

          (v) The execution, delivery and performance by such Seller of this Agreement and the Security and Pledge Agreement and the consummation by such Seller of the transactions contemplated herein and therein and compliance by such Seller with its obligations hereunder and thereunder do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Seller Repayment Event under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of such Seller or any Affiliate of such Seller pursuant to, any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which such Seller or any Affiliate of such Seller is a party or by which it or any of them is bound, or to which any of the property or assets of such Seller or any Affiliate of such Seller is subject (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not, singly or in the aggregate, materially and adversely affect the ability of such Seller to perform its obligations under this Agreement or the Security and Pledge Agreement), nor will such action result in any violation of the provisions of any applicable law, statute, rule or regulation of any government or government instrumentality having jurisdiction over such Seller or any Affiliate of such Seller or any of their assets, properties or operations (other than any state securities or "blue sky" law, statute, rule or regulation, as to which no representation and warranty is made), or any applicable judgment, order, writ or decree of any government, government instrumentality or domestic court having jurisdiction over such Seller or any Affiliate of such Seller or any of their assets, properties or operations (except in all cases for violations that would not, singly or in the aggregate, materially and adversely affect the ability of such Seller to perform its obligations under this Agreement or the Security and Pledge Agreement).

          (vi) Such Seller is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, required to be registered thereunder.

          (vii)  Such Seller has no subsidiaries.

                                      V.

                  Representations and Warranties of Purchaser
                  -------------------------------------------

     The Purchaser represents and warrants to each Seller as of the date hereof, as of the Firm Payment Date, as of each Date of Delivery (if any) and, with respect to the representations and warranties contained in paragraph (i) and
(ii) below only, as of the Closing Date, as follows:

          (i) The Purchaser has been duly created and is validly existing as a business trust in good standing under the laws of the State of Delaware with power and authority to enter into and perform its obligations under this Agreement and the Security and Pledge Agreement. Through the date hereof, the Purchaser's activities have been limited to (a) registering the Purchaser under the Investment Company Act of 1940, as amended, (b) registering the offer and sale of the STRYPES under the Securities Act and (c) such other activities that are necessarily incident to, or connected with, or necessary to accomplish, the foregoing and the offer and sale of the STRYPES and the operation of the Purchaser as described in the Purchaser's Prospectus dated ______________, 1997, relating to the STRYPES.

          (ii) This Agreement and the Security and Pledge Agreement have been duly authorized, executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties thereto) constitute valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as the enforcement hereof and thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement hereof and thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          (iii) No declaration or filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the execution, delivery or performance by the Purchaser of this Agreement or the Security and Pledge Agreement or the consummation by the Purchaser of the transactions contemplated herein and therein, except such as have been already obtained or as may be required under the Securities Act or the rules and regulations promulgated thereunder or state securities laws.

          (iv) The execution, delivery and performance by the Purchaser of this Agreement and the Security and Pledge Agreement and the consummation by the Purchaser of the transactions contemplated herein and therein and compliance by the Purchaser with its obligations hereunder and thereunder do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Purchaser Repayment Event under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to, any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound, or to which any of the property or assets of the Purchaser is subject (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not, singly or in the aggregate, materially and adversely affect the ability of the Purchaser to perform its obligations under this Agreement or the Security and Pledge Agreement), nor will such action result in any violation of the provisions of the Trust Agreement of the Purchaser, or any applicable law, statute, rule, or regulation of any government or government instrumentality having jurisdiction over the Purchaser or any of its assets or properties (other than any state securities or "blue sky" law, statute, rule or regulation, as to which no representation and warranty is made), or any applicable judgment, order, writ or decree of any government, government instrumentality or domestic court having jurisdiction over the Purchaser or any of its assets, properties or operations (except in all cases for violations that would not, singly or in the aggregate, materially and adversely affect the ability of the Purchaser to perform its obligations under this Agreement or the Security and Pledge Agreement).


                                      VI.

                                   Covenants
                                   ---------

     6.1. Collateral.  Each Seller shall cause to be held by the Collateral
          ----------
Agent at all times during the term of this Agreement an aggregate number of shares of Snyder Common Stock at least equal to the maximum number of shares of Snyder Common Stock that would be required to be delivered by such Seller on the Settlement Date pursuant to Section 2.1 hereof, assuming that such Seller has not elected to exercise its option to settle its obligations under such Section
2.1 through cash payment on the Settlement Date pursuant to Section 2.5 hereof; provided, however, that, from and after the effective date for any Reorganization Event, such Seller shall cause to be held by the Collateral Agent, in lieu of the shares of Snyder Common Stock, an aggregate amount of cash and/or an aggregate amount of Marketable Securities at least equal to the maximum amount of cash and/or maximum amount of Marketable Securities that would be required to be delivered by such Seller on the Early Settlement Date pursuant to Section 7.2 hereof (such aggregate number of shares of Snyder Common Stock or, in the event there shall have occurred a Reorganization Event, such aggregate amounts of cash and/or Marketable Securities being referred to herein as such Seller's "Maximum Contract Consideration").

     6.2. Affirmative Covenants.  During the term of this Agreement, each Seller
          ---------------------
covenants and agrees that it will:

     (a) Comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, including the Collateral pledged by such Seller, except to the extent contested in good faith.

     (b) Furnish to the Purchaser as soon as possible and in any event within twenty days after the president or any vice president of such Seller's managing member or general partner, as the case may be, shall become aware of the occurrence of each failure by such Seller to comply with or perform any agreement or obligation contained in Sections 6.1, 6.2, 6.3 or 6.4 of this Agreement or Sections 2(b), 7(a) or 7(b) of the Security and Pledge Agreement continuing on the date of such statement, a statement of the president or any vice president of such Seller's managing member or general partner, as the case may be, describing such failure and setting forth details of such failure and the action which such Seller has taken and proposes to take with respect thereto.

     (c) Preserve and maintain its existence, rights (contractual and statutory), powers, franchises and qualifications, and limit its activities to those specifically authorized in its limited liability company agreement or limited partnership agreement, as the case may be.

     (d) At any reasonable time and from time to time, upon reasonable notice, prior to the occurrence of an Event of Default with respect to such Seller, and upon any notice after the occurrence of an Event of Default with respect to such Seller until such Seller's Collateral is delivered to such Seller to the extent required in accordance with Section 11 of the Security and Pledge Agreement, permit the Purchaser or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the offices of, such Seller, and to discuss the affairs, finances and accounts of such Seller with any of the officers or directors of such Seller's managing member or general partner, as the case may be.

     (e) Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Seller, including the Collateral pledged by such Seller, in accordance with appropriate accounting principles consistently applied.

     6.3. Negative Covenants.  During the term of this Agreement, each Seller
          ------------------
covenants and agrees that it will not:

     (a) Except for Permitted Activities and the transactions otherwise contemplated by this Agreement and the Security and Pledge Agreement, sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, or create, incur or suffer to exist any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, including the Collateral pledge by such Seller, whether now owned or hereafter acquired, or assign any right to receive income, in each case to secure or to provide for the payment of any Debt of any Person.

     (b) Create or suffer to exist any Debt of such Seller, other than the Debt created under this Agreement and the Security and Pledge Agreement.

     (c) Except for Permitted Activities and the transactions otherwise contemplated by this Agreement and the Security and Pledge Agreement, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any limited liability company or limited partner interest in such Seller, or purchase, redeem or otherwise acquire for value any such interest in such Seller or any warrants, rights or options to acquire any such interest, now or hereafter outstanding.

     (d) Except for the transactions contemplated by this Agreement and the Security and Pledge Agreement, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, including the Collateral pledged by such Seller (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person.

     (e) Except for Permitted Activities and the transactions otherwise contemplated by this Agreement and the Security and Pledge Agreement, own any property, incur any liabilities, make any investment or conduct any business other than the ownership of the Collateral pledged by such Seller, this Agreement and the Security and Pledge Agreement, and the incurrence of the obligations pursuant to this Agreement and the Security and Pledge Agreement.

     6.4. Separate Corporate Existence.  Each Seller acknowledges that the
          ----------------------------
Purchaser is entering into the transactions contemplated by this Agreement and the Security and Pledge Agreement in reliance upon such Seller's identity as a legal entity that is separate from any Affiliate of such Seller. Therefore, from and after the date of execution and delivery of this Agreement, each Seller covenants and agrees to take all reasonable steps, including, without limitation, all steps that the Purchaser may from time to time reasonably request, to maintain such Seller's identity as a separate legal entity and to make it manifest to third parties that such Seller is an entity with assets and liabilities distinct from those of its Affiliates and not just a division of any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, each Seller covenants and agrees to:

     (a) conduct any business in other than its own name and, to the extent such Seller has any full-time employees, require that all full-time employees of such Seller identify themselves as such and not as employees of any Affiliate (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as such Seller's employees) ;

     (b) compensate all employees, consultants and agents, if any, directly, from such Seller's bank accounts, for services provided to such Seller by such employees, consultants and agents, except to the extent that any employee, consultant or agent of such Seller is also an employee, consultant or agent of any Affiliate(s) and the compensation of such employee, consultant or agent is allocated between such Seller and such Affiliate(s) on a basis which reflects the services rendered to such Seller and such Affiliate(s);

     (c)  have no stationery, invoices or checks other than in its own name;

     (d) conduct all transactions with each Affiliate strictly on an arm's-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between such Seller and such Affiliate on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

     (e) observe all requisite formalities as a distinct entity, and ensure that all appropriate actions are duly authorized in accordance with the such Seller's limited liability company agreement or limited partnership agreement, as the case may be, and all applicable laws and statutes; without limiting the generality of the foregoing, such Seller's limited liability company agreement or limited partnership agreement, as the case may be, shall at all times provide that action to file a voluntary petition under the Bankruptcy Code or consent to the entry of an order for relief in an involuntary case under the Bankruptcy Code as now or hereafter in effect may be authorized only by unanimous consent of the board of directors of such Seller's members or general partner, as the case may be, [(including the consent of the "Independent Director" (as such term is defined in the charter of such managing member or general partner) and of the non-managing members or limited partners, as the case may be;

     (f) maintain such Seller's books and records separate from those of each Affiliate and otherwise readily identifiable as its own assets rather than assets of any Affiliate;

     (g) to the extent it prepares financial statements, prepare its financial statements separately from those of each Affiliate and insure that any consolidated statements of any Affiliate that include such Seller have notes clearly indicating that such Seller is a separate entity and that the Collateral pledged by such Seller will be available first and foremost to satisfy the claims of the Purchaser pursuant to this Agreement;

     (h) except as herein specifically otherwise provided, not commingle funds or other assets of such Seller, including the Collateral pledged by such Seller, with those of any Affiliate and not maintain bank accounts or other depository accounts to which any Affiliate is an account party, into which any Affiliate makes deposits or from which any Affiliate has the power to make withdrawals;

     (i) not permit any Affiliate to pay any of such Seller's operating expenses (except pursuant to allocation arrangements that comply with the requirements of this Section 5.4); and

     (j) except for the master or blanket policies covering such Seller and any Affiliate(s) or the property of such Seller and any Affiliate(s), the costs of which are allocated between such Seller and such Affiliate(s) on a reasonable basis, not permit such Seller to be named as an insured on the insurance policy covering the property of any Affiliate or enter into an agreement with the holder of such policy whereby in the event of a loss in connection with such property, proceeds are paid to such Seller.

     6.5. Taxes.  Each Seller shall pay any and all documentary, stamp, transfer
          -----
or similar taxes and charges that may be payable in respect of the execution and delivery by such Seller of this Agreement and the transfer and delivery by such Seller of the Contract Consideration pursuant hereto.

     6.6. Tax Treatment.  The Purchaser and each Seller hereby agree to treat,
          -------------
for United States Federal, state and local tax purposes, this Agreement as a pre-paid forward contract, which does not constitute, in whole or in part, indebtedness, pursuant to which the Purchaser is obligated to purchase at the Closing the Contract Consideration which such Seller is obligated to deliver at that time (subject to such Seller's right to deliver cash in lieu of the Contract Consideration as provided in Section 2.5 hereof). Notwithstanding the foregoing, as used in this Section 6.6, the term "forward contract" does not mean a "forward contract" as referred to in either
Section 101(49)(B)(iii) of the Bankruptcy Code or Section 1259(d)(1) of the Internal Revenue Code of 1986, as amended.

     6.7. Certain Notices.  (a) In case at any time while any of the STRYPES are
          ---------------
outstanding any Seller receives written notice in its capacity as a holder of shares of Snyder Common Stock that:

               (i) Snyder Communications shall declare a dividend (or any other distribution) on or in respect of the Snyder Common Stock to which
     Section 3.1(a) or (c) hereof shall apply (other than any cash dividends, if any, paid from time to time by Snyder Communications that do not constitute Extraordinary Cash Dividends);

               (ii) Snyder Communications shall authorize the issuance to all holders of Snyder Common Stock of rights or warrants to subscribe for or purchase shares of Snyder Common Stock or of any other subscription rights or warrants;

               (iii) there shall occur any conversion or reclassification of Snyder Common Stock (other than a subdivision or combination of outstanding shares of Snyder Common Stock) or any consolidation, merger or reorganization to which Snyder Communications is a party and for which approval of any stockholders of Snyder Communications is required, or the sale or transfer of all or substantially all of the assets Snyder Communications; or

               (iv) there shall occur the voluntary or involuntary dissolution, liquidation or winding up of Snyder Communications or Snyder Communications shall commence or have commenced against it a case under the Bankruptcy Code;

then such Seller shall promptly notify the Purchaser and the Administrator of such fact and of (x) the date, if known by such Seller, on which a record is to be taken for the purpose of such dividend, distribution or grant of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Snyder Common Stock of record to be entitled to such dividend, distribution or grant of rights or warrants are to be determined, or (y) the date, if known by such Seller, on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up has become, or is expected to become, effective or on which such bankruptcy case was commenced.

     (b) Immediately upon the occurrence of any Event of Default with respect to any Seller, or upon any Seller's obtaining knowledge that an Event of Default shall have occurred with respect to another Seller, such Seller shall promptly notify the Purchaser of such occurrence and of all facts relating to such occurrence of which such Seller is aware.

     6.8. Limitations on Trading During Certain Days.  Each of the Sellers and
          ------------------------------------------
the Purchaser hereby agrees that it will not, and it will cause each of its Affiliates not to, buy or sell any shares of Snyder Common Stock for their own account during the 20 Trading Days immediately prior to, but not including, the second Trading Day preceding the Exchange Date or any Early Settlement Date.

     6.9. Further Assurances.  From time to time on and after the date hereof
          ------------------
through the Closing Date, the Purchaser and each of the Sellers shall use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement in accordance with the terms and conditions hereof, including (i) using best efforts to remove any legal impediment to the consummation of such transactions and (ii) the execution and delivery of all such deeds, agreements, assignments and further instruments of transfer and conveyance necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement in accordance with the terms and conditions hereof.


                                     VII.

                           Acceleration of Delivery
                           ------------------------

     7.1.  Liquidation of Agreement Upon Event of Default.  If an Event of
           ----------------------------------------------
Default shall occur with respect to any Seller, then (i) an Acceleration Date shall be deemed to have occurred simultaneously with the occurrence of such Event of Default, (ii) the Sellers' rights under Section 2.5 shall terminate immediately and (iii) there shall become immediately deliverable and payable by each Seller (and immediately deliverable by the Collateral Agent under the Security and Pledge Agreement to the Purchaser) a number of shares of Snyder Common Stock having an aggregate value (determined based on the average Closing Price per share of Snyder Common Stock on the 20 Trading Days immediately prior to, but not including, the second Trading Day preceding the Acceleration Date) equal to the Aggregate Acceleration Value multiplied by a fraction, the numerator of which shall be such Seller's Firm Contract Commitment and the denominator of which shall be the Total Firm Contract Commitment (the "Acceleration Amount"). The "Aggregate Acceleration Value" means the product obtained by multiplying: (i) the quotient obtained by dividing (A) the Acceleration Value by (B) 1,000 by (ii) the sum of the Contract Commitments of the Sellers; except that, if no quotations for the determination of the Acceleration Value are obtained as described below, the Aggregate Acceleration Value shall be the value (based on the average Closing Price per share of Snyder Common Stock on the 20 Trading Days immediately prior to, but not including, the second Trading Day preceding the Acceleration Date) of the aggregate number of shares of Snyder Common Stock that would be required to be delivered by the Sellers on such date under this Agreement if the Exchange Date were redefined for all purposes of this Agreement (including, without limitation, for purposes of Section 2.4 hereof) to be the Acceleration Date.

     The "Acceleration Value" means an amount determined on the basis of quotations from four of the nationally recognized independent investment banking firms listed on Schedule 7.1 hereto selected by the Administrator (the "Independent Dealers") as follows. Each quotation will be for the amount that would be paid to the relevant Independent Dealer in consideration of an agreement between the Purchaser and such Independent Dealer that would have the effect of preserving the Purchaser's right to receive the payments and deliveries that the Purchaser would, but for the occurrence of the Event of Default, have been entitled to receive after the Acceleration Date under Article II hereof (taking into account any adjustments to the Exchange Rate Formula that may have been effected on or prior to the Acceleration Date), provided that, for purposes of determining the payments and deliveries to which the Purchaser is entitled under Article II hereof, the sum of the Contract Commitments of the Sellers shall be deemed to equal 1,000. On or as soon as reasonably practicable following the Acceleration Date, the Administrator will request each Independent Dealer to provide its quotation as soon as reasonably practicable, but in any event within two Business Days. The Administrator shall compute the Acceleration Value upon receipt of each Independent Dealer's quotation, provided that if, at the close of business on the fourth Business Day following the Acceleration Date, the Administrator shall have received quotations from fewer than four of the Independent Dealers, the Administrator shall compute the Acceleration Value using the quotations, if any, it shall have received at or prior to such time. If four quotations are provided, the Acceleration Value shall be the arithmetic mean of the two quotations remaining after disregarding the highest and lowest quotations. (For this purpose, if more than one quotation has the same highest or lowest value, then one of such quotations shall be disregarded.) If two or three quotations are provided, the Acceleration Value shall be the arithmetic mean of such quotations. If one quotation is provided, the Acceleration Value shall be equal to such quotation. If no quotations are provided, the Acceleration Value will not be determined and the Aggregate Acceleration Value shall be determined as provided above.

     As promptly as reasonably practicable after receipt of the quotations on which the Acceleration Value is based (or, as the case may be, after failure to receive any such quotations within the time period prescribed above) the Purchaser shall deliver to the Collateral Agent and the Sellers a notice (the "Acceleration Amount Notice") specifying the Acceleration Amount required to be delivered by each Seller. The Purchaser and each Seller agree that the Purchaser will not be entitled to recover any amounts not expressly provided for herein as a consequence of an Event of Default.

     7.2.  Snyder Communications Reorganization Event; Delivery.
           ----------------------------------------------------
Notwithstanding the provisions of Sections 2.1, 2.3 and 2.5 hereof, if (i) any consolidation or merger of Snyder Communications, or any Snyder Communications Successor, with or into another corporation (other than (x) a consolidation or merger in which Snyder Communications is the continuing corporation and in which the Snyder Common Stock outstanding immediately prior to the consolidation or merger is not exchanged for cash, securities or other property of Snyder Communications or another entity or (y) a statutory merger effected solely for the purpose of changing the state of incorporation of Snyder Communications or any Snyder Communications Successor), (ii) any sale, transfer, lease or conveyance to another corporation of the property of Snyder Communications or any Snyder Communications Successor as an entirety or substantially as an entirety, (iii) any statutory exchange of securities of Snyder Communications or any Snyder Communications Successor with another corporation (other than in connection with a merger or acquisition) or (iv) any liquidation, dissolution, or winding up of Snyder Communications or any Snyder Communications Successor (other than any liquidation, dissolution or winding up constituting an Event of Default) (any such event described in clause (i), (ii), (iii) or (iv), a "Reorganization Event") shall occur, each Seller's obligations under Section 2.1 hereof shall be automatically accelerated and each Seller shall deliver to the Purchaser, on the tenth Business Day after the effective date for such Reorganization Event (the "Early Settlement Date"), an amount of cash (calculated to the nearest 1/100th of a dollar or, if there is not a nearest 1/100th of a dollar, then to the next higher 1/100th of a dollar) equal to the product of such Seller's Contract Commitment and (a) if the Transaction Value is greater than or equal to the Threshold Appreciation Price, ______ multiplied by the Transaction Value, (b) if the Transaction Value is less than the Threshold Appreciation Price but greater than the Initial Price, the Initial Price, or (c) if the Transaction Value is less than or equal to the Initial Price, the Transaction Value. Notwithstanding the foregoing, if any Marketable Securities are received by holders of Snyder Common Stock in a Reorganization Event, then each Seller may, at its option, in lieu of delivering cash as described above, deliver an equivalent amount (based on the value determined in accordance with clause (z) of the definition of "Transaction Value") of Marketable Securities, but not exceeding, as a percentage of the total consideration required to be delivered, the percentage of the total Transaction Value attributable to such Marketable Securities.

     7.3.  Acceleration Upon Tax Event.  Notwithstanding anything to the
           ---------------------------
contrary contained herein, the Sellers shall have the joint option, exercisable in their sole discretion at any time from and after the date (the "Tax Event Date") on which a Tax Event shall occur, to accelerate the settlement of their obligations hereunder, in whole but not in part. In the event that the Sellers elect to exercise such joint option, each Seller shall be irrevocably obligated to deliver to the Purchaser on a date fixed by the Sellers for accelerated settlement (the "Tax Event Acceleration Date") (x) an amount in cash equal to
(1) the difference between (A) the sum of (i) all accumulated and unpaid distributions on the STRYPES then outstanding to the Tax Event Acceleration Date, (ii) the sum of all distributions on the STRYPES then outstanding due after the Tax Event Acceleration Date and on or prior to the Exchange Date and
(iii) $__________, and (B) the Liquidation Value, multiplied by (2) a fraction, the numerator of which shall be such Seller's Firm Contract Commitment and the denominator of which shall be the Total Firm Contract Commitment and (y) subject to such Seller's right to settle its obligation under this clause (y) through cash payment on the Tax Event Acceleration Date pursuant to Section 2.5 hereof, the number of shares of Snyder Common Stock that would be required to be delivered by such Seller under this Agreement if the Exchange Date were redefined for all purposes of this Agreement (including, without limitation, for purposes of Section 2.4 hereof) to be the Tax Event Acceleration Date (the amounts described in clauses (x) and (y) above being collectively referred to as the "Tax Event Acceleration Amount"). The Sellers may exercise the acceleration option contained in this Section 7.3 by notice (the "Tax Event Acceleration Notice") to the Purchaser, the Administrator and the Collateral Agent, given on behalf of all of the Sellers in accordance with Section 8.2 hereof and Section 10(b) of the Security and Pledge Agreement not more than 30 and not less than 10 calendar days prior to the Tax Event Acceleration Date, as specified therein; provided that if any or all of the Sellers intend to exercise their cash settlement option pursuant to Section 2.5 hereof, then such Tax Event Acceleration Notice shall be given not more than 30 and not less than 15 calendar days prior to the Tax Event Acceleration Date, as provided in such
Section 2.5, and shall specifically identify each Seller electing to exercise its cash settlement option and state the number of shares of Snyder Common Stock in respect of which such election is made. The Tax Event Acceleration Notice shall be in the form of Exhibit B hereto and shall be signed by all of the Sellers. The Sellers' election to exercise the option contained in this Section 7.3 shall be irrevocable once made. As promptly as reasonably practicable after receipt of the bid on which the Liquidation Value is based, the Purchaser shall deliver to the Administrator, the Collateral Agent and the Sellers a notice specifying the Liquidation Value and the Tax Event Acceleration Amount required to be delivered by each Seller on the Tax Event Acceleration Date.


                                     VIII.

                                 Miscellaneous
                                 -------------

     8.1. Adjustments to Exchange Rate Formula; Selection of Independent Firm.
          -------------------------------------------------------------------
The Purchaser shall be responsible for the effectuation and calculation of any adjustment to Exchange Rate Formula and any amount deliverable pursuant to Sections 2.1, 2.4, 2.5 hereof and Article 7 hereof. The Purchaser shall provide the Sellers reasonable opportunity to review the calculations pertaining to any adjustment of the Exchange Rate Formula. As soon as practicable, but in no event later than 11:30 A.M. (New York City time) on the Business Day immediately preceding the Closing Date, the Purchaser shall provide the Sellers with a statement showing the Purchaser's calculation of the Exchange Price, the Exchange Amount and, assuming no subsequent adjustments to the Exchange Rate Formula shall be required pursuant to Article III hereof, the Contract Consideration or Cash Payment Amount, as applicable, to be delivered by each Seller on the Closing Date. As soon as practicable, but in no event later than 10:00 A.M. (New York City time) on the Closing Date, the Purchaser shall provide the Sellers with a statement showing the Purchaser's final calculations of the amounts deliverable pursuant to Sections 2.1, 2.4, 2.5, 7.2 and 7.3 hereof. If any Seller disagrees with any such calculation or determination, the Contract Consideration or any Cash Payment Amount, _____________ or such other independent accounting or investment banking firm agreed upon by such Seller and the Purchaser shall be retained to make such calculation, which shall be binding upon the Purchaser and such Seller and the Closing shall occur as promptly as practicable after such calculation has been provided to the Purchaser and such Seller. The fees and expenses of such firm shall be borne by the relevant Seller. If, pursuant to the terms and conditions of this Agreement, the Administrator shall be required to retain a nationally recognized independent investment banking firm for any purpose provided herein (other than for purposes of determining the Acceleration Value pursuant to Section 7.1 hereof), such nationally recognized independent investment banking firm shall be selected and retained by the Administrator only after giving the Sellers 30 days prior notice (or such shorter notice as may be reasonably practicable) of the identity of such firm and after consultation with the Sellers, and the Administrator shall not select any firm that is not reasonably acceptable to the Sellers. The fees and expenses of any such nationally recognized independent investment banking firm retained by the Administrator shall be borne by the Sellers.

     8.2. Notices.  All notices and other communications shall be directed as
          -------
follows (or to such other address for a particular party as shall be specified by such party in a like notice given pursuant to this Section 8.2): notices to the Purchaser shall be directed to it in care of the Administrator at 101 Barclay Street, New York, New York 10286, telecopy number (212) 815-7157, attention of Betty Cocozza, with a copy to Richard Bourgerie, Esq., Emmet, Marvin & Martin, 120 Broadway, New York, New York 10271, telecopy number (212) 238-3100; notices to the Sellers shall be directed to them in care of:
_______________, ____________, telecopy
number (   ) ________, attention of _____________.  Except as otherwise specifically provided herein, all notices and other communications provided for hereunder shall be in writing and shall be deemed to have been duly given if either (i) personally delivered (including delivery by courier service or by Federal Express or any other nationally recognized overnight delivery service for next day delivery) to the offices specified in the preceding sentence, in which case they shall be deemed received on the first Business Day by which delivery shall have been made to said offices; (ii) transmitted by any standard form of telecommunication to the offices set forth in the preceding sentence, in which case they shall be deemed received on the first Business Day by which a standard confirmation that such transmission occurred is received by the transmitting party (unless such confirmation states that such transmission occurred after 5:00 P.M. on such first Business Day, in which case delivery shall be deemed to have been received on the immediately succeeding Business
Day), or (iii) sent by certified mail, return receipt requested, to the offices set forth in the preceding sentence, in which case they shall be deemed received when receipted for unless acknowledgment of receipt is refused (in which case delivery shall be deemed to have been received on the first Business Day on which such acknowledgment is refused).

     8.3. Governing Law; Consent to Jurisdiction.  THIS AGREEMENT SHALL BE
          --------------------------------------
GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE. For the purpose of any suit, action or proceeding arising out of or relating to this Agreement, the parties hereto hereby expressly and irrevocably consent and submit to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in the Borough of Manhattan, City and State of New York, and expressly and irrevocably waive, to the extent permitted under applicable law, any immunity from the jurisdiction thereof and any claim or defense in such suit, action or proceeding based on a claim of improper venue, forum non conveniens or any similar basis to which it might otherwise be entitled.

     8.4. WAIVER OF JURY TRIAL.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE
          --------------------
PARTIES HERETO HEREBY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY EACH OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTY HERETO HAS RELIED, IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY DOCUMENT RELATED THERETO. EACH PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

     8.5.  Headings; Entire Agreement.  The paragraph headings and table of
           --------------------------
contents have been inserted as a reference only and are not a part of this Agreement and shall not affect the meaning or construction of any provisions hereof. Except as expressly set forth herein, this Agreement and the Security and Pledge Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter hereof.

     8.6.  Amendments; Waivers.  Any provision of this Agreement may be amended
           -------------------
or waived prior to the Closing if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Purchaser and each of the Sellers or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     8.7.  Termination.  Notwithstanding anything to the contrary contained in
           -----------
this Agreement, if the purchase and sale of the Initial STRYPES pursuant to the Purchase Agreement is not consummated as contemplated therein, this Agreement shall automatically terminate, and such termination shall be without liability of any party to any other party, except that Sections 8.3 and 8.4 shall survive any such termination and remain in full force and effect.

     8.8.  Successors, Assigns.  The provisions of this Agreement shall be
           -------------------
binding upon and accrue to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other parties hereto.

     8.9.  No Third Party Rights.  This Agreement is not intended and shall not
           ---------------------
be construed to create any rights in any person other than the Sellers and the Purchaser and no person shall assert any rights as third party beneficiary hereunder.

     8.10. Application of Bankruptcy Code.  The parties hereto acknowledge and
           ------------------------------
agree that (i) the Collateral Agent is a "financial institution" within the meaning of Sections 101(22) and 555 of the Bankruptcy Code, (ii) the Collateral Agent is acting as agent and custodian for the Purchaser in connection with this Agreement, and (iii) the Purchaser is a "customer" of the Collateral Agent within the meaning of said Sections 101(22) and 555. The parties hereto further acknowledge and agree that this Agreement is a "securities contract", as such term is defined in Section 741(7) of the Bankruptcy Code, and is entitled to the protection of Section 555 of the Bankruptcy Code.

     8.11. Counterparts.  This Agreement may be signed in any number of
           ------------
counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.


SNYDER STRYPES TRUST                    D.M.S. ENDOWMENT, LLC

                                        By:          , as
                                         [Managing Member]


By: ______________________________      By: ____________________________
    Name:  Donald J. Puglisi,               Name:
            as Managing Trustee             Title:


THE BANK OF NEW YORK,                   SUTTON PARTNERS, LLC
 as Collateral Agent
                                        By:          , as
                                         [Managing Member]


By: ______________________________     By: _____________________________
    Name:                                  Name:
    Title:                                 Title:


THE BANK OF NEW YORK,                   A.O. ROBERTS, LLC
 as Administrator
                                        By:          , as
                                         [Managing Member]


By: _______________________________     By: ____________________________
    Name:                                   Name:
    Title:                                  Title:


                                        USN COLLEGE MARKETING, L.P.

                                        By:          , as
                                          General Partner


                                        By: ____________________________
                                            Name:
                                            Title:

                                                                       Exhibit A


                             SNYDER STRYPES TRUST
                          (a Delaware business trust)


                         Option Unit Pricing Agreement
                         -----------------------------


                                             ____________, 1997


D.M.S. Endowment, LLC
[address]

Sutton Partners, LLC
[address]

A.O. Roberts, LLC
[address]

USN College Marketing, L.P.
[address]

Ladies and Gentlemen:

     Reference is made to the Forward Purchase Contract, dated as of September __, 1997 (the "Forward Purchase Contract"), among Snyder STRYPES Trust (the "Purchaser"), The Bank of New York, as agent and custodian for and on behalf of the Purchaser, and each of you (collectively, the "Sellers"), relating to the future purchase by the Purchaser of the Contract Consideration from the Sellers. The Underwriters have exercised their option, pursuant to Section 2(b) of the Purchase Agreement, to purchase an aggregate of __________ Option STRYPES. In connection with such exercise, the Purchaser has agreed to issue and sell to the Underwriters, severally and not jointly, ______________ Option STRYPES. Payment for and delivery of such Option STRYPES will be made at __________________ on __________, 1997 (the "Date of Delivery").

     Pursuant to subsection (b) of Section 2.1 of the Forward Purchase Contract, the Purchaser and the Sellers hereby agree that the Option Unit Consideration to be used in calculating the Option Consideration Amounts payable by the Purchaser to the Sellers on the Date of Delivery as consideration for each Seller's obligation to deliver (or cause to be delivered) the Contract

Consideration in respect of the Option Contract Commitment created hereby shall be $___________.*

     Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Forward Purchase Contract.






___________________________

* The Option Unit Consideration shall be an amount equal to the initial public offering price per Option STRYPES, net of (1) the underwriting discount per Option STRYPES and (2) the cost per Option STRYPES of the zero-coupon U.S. Government securities to be purchased by the Purchaser to provide for the quarterly distributions on the Option STRYPES to which this Option Unit Pricing Agreement relates. The selection of the zero-coupon U.S. Government securities to be purchased in respect of any Option STRYPES shall be made in a manner and on a basis consistent with the selection of the zero-coupon U.S. Government securities purchased in respect of the Initial STRYPES.

     If the foregoing is in accordance with our agreement, please sign and return to Purchaser a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Purchaser and each Seller in accordance with its terms.

                              Very truly yours,

                              SNYDER STRYPES TRUST


                              By: _______________________________
                                  Name:  Donald J. Puglisi,
                                         as Managing Trustee
CONFIRMED AND ACCEPTED, as of
the date first above written:

D.M.S. ENDOWMENT, LLC

By:          , as
 [Managing Member]


By: __________________________
    Name:
    Title:

SUTTON PARTNERS, LLC

By:          , as
 [Managing Member]


By: __________________________
    Name:
    Title:


A.O. ROBERTS, LLC

By:          , as
 [Managing Member]


By: __________________________
    Name:
    Title:

USN COLLEGE MARKETING, L.P.

By:          , as
  General Partner


By: __________________________
    Name:
    Title:

                                                                       Exhibit B



                             SNYDER STRYPES TRUST
                          (a Delaware business trust)



                         Tax Event Acceleration Notice
                         -----------------------------

                                                                    , 199
                                                         -----------     --


Snyder STRYPES Trust
c\o Puglisi & Associates
850 Library Avenue
Suite 204
Newark, Delaware 19715

The Bank of New York
101 Barclay Street
New York, New York 10286

Ladies and Gentlemen:

In accordance with Section 7.3 of the Forward Purchase Contract dated
September   , 1997 (the "Contract"), among Snyder STRYPES Trust, a business trust created pursuant to the Business Trust Act of the State of Delaware (Chapter 38, Title 12, of the Delaware Code, 12 Del. C. (Sections 3801 et
seq.)) (the "Purchaser"), The Bank of New York, a New York banking corporation, as agent and custodian for and on behalf of the Purchaser and as administrator for the Trust, and D.M.S. Endowment, LLC, a Delaware limited liability company, Sutton Partners, LLC, a Delaware limited liability company, A.O. Roberts, LLC, a Delaware limited liability company, and USN College Marketing, L.P., a Delaware limited partnership (each, a "Seller" and, collectively, the "Sellers"), the undersigned hereby notify you that a Tax Event (as defined in the Contract) has occurred and that the undersigned hereby irrevocably elect to exercise the acceleration option contained in Section 7.3 of the Contract and specify
               , 199   as the Tax Event Acceleration Date (as defined in the
---------------     --
Contract).

The following Sellers irrevocably elect to exercise their cash settlement option pursuant to Section 2.5 of the Contract as set forth below:

Name of Seller                              No. of shares of Snyder Common Stock
--------------                              ------------------------------------

D.M.S. Endowment, LLC
Sutton Partners, LLC
A.O. Roberts, LLC
USN College Marketing, L.P.
                                            ------------------------------------
                                            Total


Enclosed herewith is an opinion of tax counsel referred to in the definition of Tax Event in the Contract.


                                Very truly yours,

                                D.M.S. ENDOWMENT, LLC

                                By:             , as
                                  [Managing Member]


                                By:
                                Name:
                                Title:

                                SUTTON PARTNERS, LLC

                                By:             , as
                                  [Managing Member]


                                By:
                                Name:
                                Title:

                                A.O. ROBERTS, LLC


                                By:             , as
                                  [Managing Member]


                                By:
                                Name:
                                Title:

                                USN COLLEGE MARKETING, L.P.

                                By:             , as
                                  General Partner


                                By:
                                Name:
                                Title:



IMPORTANT - This notice must be signed by all of the Sellers to be effective.
                        ----



                                      B-2